Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Cambium Learning Group, Inc. for the registration of 24,934,692 shares of their common stock and to the incorporation by reference therein of our reports dated March 10, 2011 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cambium Learning Group, Inc., included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas
May 6, 2011